NEWS RELEASE

CONTACT:	Eileen H. Dunn Investor Relations/Public Relations 561/438-4930 edunn@officedepot.com

Brian Levine Public Relations 561/438-2895 blevine@officedepot.com

OFFICE DEPOT ANNOUNCES NEW STOCK REPURCHASE PROGRAM
Company’s Board of Directors Authorizes up to $50 Million Buyback per Year

Delray Beach, Fla. — October 29, 2003 — Office Depot, Inc. (NYSE: ODP) today announced that its Board of Directors has authorized the Company to repurchase up to $50 million of its common stock over the next twelve months.

Bruce Nelson, Chairman and CEO of Office Depot, commented, “Office Depot’s long-term prospects for revenue and earnings growth are strong. We see substantial value in our stock price over the long term as we continue to grow and invest in our business.”

Purchases will be made in the open market or through privately negotiated transactions and made in accordance with all applicable securities laws. Purchases will be transacted through a number of brokerage firms.

Mr. Nelson also noted, “The repurchased shares will be added to the Company’s Treasury Shares and will be used to meet the Company’s near term requirements for its stock option and other benefit plans.”

About Office Depot

No one sells more office products to more customers in more countries than Office Depot. The company, founded in 1986 and headquartered in Delray Beach, FL, conducts business in 22 countries and employs nearly 50,000 people worldwide.

Operating under the Office Depot, Viking Office Products, Viking Direct, 4Sure.com and Guilbert brand names, Office Depot is an industry leader in every distribution channel — from retail stores and contract delivery to catalogs and e-commerce. The company is home to a number of award-winning web sites, including http://www.espanol.officedepot.com/ one of the first fully functional, Spanish-language retail sites.

In North America, Office Depot has more than 870 retail stores in addition to a national business-to-business delivery network supported by 22 delivery centers, more than 60 local sales offices and 13 regional call centers.

The company’s common stock is traded on the New York Stock Exchange under the symbol ODP and is included in the S&P 500 Index.